PRESS RELEASE

WINN-DIXIE STORES, INC. | 5050 EDGEWOOD COURT | JACKSONVILLE, FLA. 32254 | (904) 783-5000

Winn-Dixie Stores, Inc., Reports Fourth Quarter and Fiscal Year 2010 Results

Highlights

•	Fourth quarter Adjusted EBITDA of $41.3 million; fiscal 2010 Adjusted EBITDA of $144.6 million

•	Fourth quarter gross margin of 29.1%; fiscal 2010 gross margin of 28.5%

•	Completed 230 store remodels, or about half of store base, since inception of program

•	Liquidity of $649.7 million and no borrowings under revolving credit facility

•	Company on track to achieve fiscal 2011 cost savings initiatives

JACKSONVILLE, Fla. (August 30, 2010) — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported its financial results for the fourth quarter and fiscal year 2010, 13-week and 53-week periods, which ended on June 30, 2010.

Net sales for the 13-week fourth quarter of fiscal 2010 were $1.7 billion, an increase of $30.1 million, or 1.8% compared to the 12-week fourth quarter of fiscal 2009. This increase was due to the additional week in fiscal 2010. On a comparable 12-week basis, identical store sales from continuing operations, which exclude stores that opened or closed during the quarter, decreased 5.2% for the fourth quarter compared to the same period in the prior fiscal year.

Fourth quarter identical store sales were impacted negatively by increased competitive activity, as well as the Company’s decision to preserve gross margin rate through disciplined promotional practices. During the quarter, transaction count and basket size declined 4.2% and 1.0%, respectively. Identical store sales in the fourth quarter were impacted negatively by approximately 70 basis points due to a higher percentage of generic versus branded pharmaceutical products sold.

Net income for the 13-week fourth quarter of fiscal 2010 was $14.0 million, or $0.25 per diluted share, compared to net income of $9.4 million, or $0.17 per diluted share, for the 12-week fourth quarter of fiscal 2009. Adjusted EBITDA for the 13-week fourth quarter of fiscal 2010 was $41.3 million, compared to Adjusted EBITDA of $44.3 million for the 12-week fourth quarter of fiscal 2009.

Peter Lynch, Chairman, CEO, and President, said, “We were able to meet our financial guidance for the fiscal year through effective management of our promotional activity and by continuing to exercise discipline with respect to our overall expenses. However, the economic and competitive environment remained very difficult in the fourth quarter, and our decision to maintain gross margin rate negatively impacted our identical store sales significantly.”

Mr. Lynch continued, “In fiscal 2011, we are focused on improving sales by strategically adjusting our promotional practices in select categories. For the first eight weeks of fiscal 2011, the adjustments we have made have enabled us to generate a sequential improvement in identical store sales of approximately 200 basis points. As we move through the year, we will continue to implement additional initiatives to further improve current year sales trends and to position us to achieve sustainable and profitable sales growth over the long-term.”

Details of the Fourth Quarter Results

Gross profit for the 13-week fourth quarter of fiscal 2010 was $508.4 million, or 29.1% of net sales, compared to $500.4 million, or 29.2% of net sales, in the 12-week fourth quarter of fiscal 2009. The 10 basis point decline in gross profit primarily reflects an increase in retail cost inflation in meat and dairy, which was not fully reflected in the Company’s retail pricing due to competitive activity. The Company recorded a $4.4 million LIFO benefit during the fourth quarter of fiscal 2010, compared to a $3.3 million LIFO benefit in the fourth quarter of fiscal 2009.

Other operating and administrative expenses for the 13-week fourth quarter of fiscal 2010 were $493.0 million, an increase of $15.2 million compared to the 12-week fourth quarter of fiscal 2009. The increase in other operating and administrative expense was due primarily to an extra week of retail payroll and an increase in utilities due to an extra week of usage.

Fiscal Year 2010 Results

Net sales for the 53 weeks of fiscal 2010 were $7.2 billion, a decrease of $119.2 million, or 1.6%, as compared to the 52-weeks of fiscal 2009. On a comparable 52 week basis, identical store sales from continuing operations, which exclude stores that opened or closed during the year, decreased by 2.9% for fiscal 2010 as compared to fiscal 2009. This decrease was the result of a decline in transaction count and basket size of 2.3% and 0.6%, respectively.

Gross profit for the 53 weeks of fiscal 2010 as a percentage of net sales was 28.5%, which is unchanged from fiscal 2009. Other operating and administrative expenses were $2.0 billion for the 53-weeks of fiscal 2010, a decrease of $3.3 million compared to the 52 weeks of fiscal 2009.

Net income for the 53 weeks of fiscal 2010 was $28.9 million, or $0.52 per diluted share, compared to net income of $39.8 million, or $0.73 per diluted share, for the 52 weeks of fiscal 2009. The $10.9 million decrease in net income is due to a prior year gain on an insurance settlement of $22.4 million ($13.8 million net of tax, or $0.25 per diluted share) that did not recur in fiscal 2010, lower gross profit driven by a decline in sales, and partially offset by lower tax expense due to a change in accounting rules.

Adjusted EBITDA for the 53 weeks of fiscal 2010 was $144.6 million, compared to Adjusted EBITDA of $164.2 million for the 52 weeks of fiscal 2009. This decrease was due primarily to lower sales, which the Company was unable to offset with higher gross margin and lower operating expenses.

As of June 30, 2010, Winn-Dixie had approximately $649.7 million of liquidity, comprised of $497.4 million of borrowing availability under its credit agreement and $152.3 million of cash and cash equivalents. Capital expenditures for fiscal 2010 were approximately $189.1 million.

Store Remodeling Program

Overview

Since the inception of the Company’s remodeling program in the second half of fiscal 2007, Winn-Dixie has completed 230 store remodels as of the end of fiscal 2010, which have upgraded and enhanced approximately half of its continuing operating stores based on the Company’s “fresh and local” strategy. The Company believes the remodel program is central to improving its brand image, transaction count, sales and profitability. The Company measures the performance of the remodel program based on cumulative sales lift and return on incremental invested capital (ROIIC). Included in the remodel results being reported are the operating results of 200 of the store remodels that had completed the grand reopening phase prior to the end of fiscal 2010. Of those 200 stores, 159 were offensive remodels and 41 were defensive remodels.

Remodel Performance

Since the inception of the remodeling program, the Company’s 159 offensive remodels have generated a weighted average sales increase of 7.0% on a cumulative basis, including an increase in transaction count of 3.0% and an increase in basket size of 3.9%. The Company’s 41 defensive stores have generated a weighted average sales decrease of 5.6% on a cumulative basis. Based on historical data, the Company estimates that its 41 defensive remodels were impacted negatively by 10.2% on a weighted average basis due to competitive openings. When adjusted for this impact, those 41 stores generated a weighted average sales increase of 4.5% on a cumulative basis. In total, the Company’s 200 remodels have generated a weighted average sales increase of 4.0%, or 6.4% when adjusted for competition in the defensive remodels, since inception.

ROIIC is a measure used by management to evaluate the overall profitability of the store remodeling program, the effectiveness of capital deployed and the future allocation of capital. The return is calculated by dividing the change in operating income plus depreciation and amortization (numerator) by the capital expenditures (denominator). Since the inception of the program, the offensive remodels have generated a ROIIC of

16.3%, and the defensive remodels, when adjusting for the competitive impact, have generated ROIIC of 11.4%. In total, the Company’s remodel program has generated a ROIIC of 11.3%, or 15.2% when adjusted for competition on the defensive remodels, since inception.

Fiscal 2011 Remodel Program

In fiscal 2011, the Company plans to complete a total of 22 store remodels, including 17 stores that will include features from two new stores the Company opened during fiscal 2010 in Covington, Louisiana, and Margate, Florida. These two new stores are larger and more costly to build than the Company’s traditional remodels, and they offer expanded and upscale fresh departments – including quality produce, deli, meat and seafood – as well as other important attributes to attract new customers. The Company has designed its fiscal 2011 remodel program to include stores that will be located in areas that offer similar characteristics and shopper demographics as Covington and Margate, and which are expected to have a positive impact on the Company’s brand image throughout the markets in which they are located.

Mr. Lynch continued, “Our transformational Covington and Margate stores have generated great excitement and have provided key insights that we are incorporating into our fiscal 2011 and future remodel plans. We believe the improvements and added features of these stores have substantially enhanced our ability to attract new customers. In fiscal 2011, we will use the Covington and Margate format for the majority of our remodels because we believe they offer the potential to achieve higher returns than our previous remodels and will significantly improve our brand image.”

Fiscal 2011 Guidance

The Company expects Adjusted EBITDA for fiscal 2011, a 52-week period ending on June 29, 2011, to be in the range of $100 million to $130 million. Among other factors, the Company’s Adjusted EBITDA guidance range is based on its current expectation that identical store sales for fiscal 2011 will be slightly negative to slightly positive, and that gross margin will be approximately 28.2%.

Based on sales results in the first eight weeks of fiscal 2011, the Company does not expect to generate Adjusted EBITDA in the first quarter of fiscal 2011, which ends on September 22, 2010. The Company expects Adjusted EBITDA to improve during the remainder of the fiscal year based on sequential improvements in identical store sales as a result of adjusting its promotional practices and implementing additional sales initiatives. In addition, Adjusted EBITDA is expected to benefit from $12 to $17 million of annualized savings related to the Company’s previously announced 30 non-remodeled store closures and headcount reductions, which should begin to be realized in the second quarter. In addition, the Company expects to receive proceeds of approximately $10 million from asset sales including pharmacy prescription files.

Capital expenditures in fiscal 2011 are expected to be approximately $158 million, of which approximately $80 million is for the Company’s store remodeling program. The additional $78 million is for retail store improvements and maintenance, IT systems, new stores, warehousing and transportation.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Tuesday, August 31, 2010, from 8:30 AM to 9:30 AM Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company’s Investor Relations site at http://www.winndixie.com under “Investors”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888.713.4214 or 617.213.4866 with access code 23570715. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website starting at 11:30 AM Eastern Time from August 31 through September 7, 2010, and it can be accessed by calling 888.286.8010 or 617.801.6888. The replay access code is 36351608.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. As of June 30, 2010, the Company operated 514 retail grocery locations, including more than 400 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winndixie.com.

The Securities and Exchange Commission (“SEC”) has adopted rules related to disclosure of certain financial measures not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press releases and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other peers in its industry. Adjusted EBITDA is reconciled to Net Income on the attached schedules of this release.

Remodel Performance Calculations

Offensive remodels are stores that face direct competition in their operating markets, but did not face new competitive openings in the fiscal year in which the stores were remodeled. Defensive remodels are stores that face both existing competition and new competitive openings in their operating markets in the fiscal year in which the stores were remodeled, and they are designed to mitigate the negative impact of both existing and new competition.

For offensive and defensive remodels, sales lift is calculated by comparing the store’s sales following the completion of the grand re-opening phase to the store’s sales in the prior-year comparable period. When analyzing the impact of defensive remodels, the Company’s calculation of sales lift also includes an adjustment based on management’s assessment of the estimated sales impact of new competitive openings in the operating region during the first year of operations (adjusted sales lift). This assessment is based on the historical impact of competitive openings against non-remodeled Winn-Dixie stores.

Return on incremental invested capital (ROIIC) is a measure reviewed by management to evaluate the overall profitability of the store remodeling program, the effectiveness of capital deployed and the future allocation of capital. The return is calculated by dividing the change in operating income plus depreciation and amortization (numerator) by the capital expenditures (denominator).

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, and other Company filings with the SEC. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data

	13 weeks ended June 30, 2010		12 weeks ended June 24, 2009
	Amount	%	Amount	%
Net sales	$1,745,108	100.0	$1,715,038	100.0
Cost of sales, including warehouse and delivery expenses	1,236,724	70.9	1,214,605	70.8

Gross profit on sales	508,384	29.1	500,433	29.2
Other operating and administrative expenses	493,047	28.2	477,846	27.9
Impairment charges	1,090	0.1	3,666	0.2

Operating income	14,247	0.8	18,921	1.1
Interest expense, net	940	—	1,604	0.1

Income before income taxes	13,307	0.8	17,317	1.0
Income tax (benefit) expense	(672)	—	7,922	0.5

Net income	$13,979	0.8	$9,395	0.5

Basic and diluted earnings per share	$0.25		0.17

Weighted average common shares outstanding
—basic	55,085		54,481

—diluted	55,399		54,786

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income	$13,979		9,395
Adjustments to reconcile net income to EBITDA:
Income tax (benefit) expense	(672)		7,922
Depreciation and amortization	26,079		24,344
Favorable and unfavorable lease amortization, net	316		1,243
Interest expense, net	940		1,604

EBITDA	40,642		44,508

Adjustments to reconcile EBITDA to Adjusted EBITDA
Impairment charges	1,090		3,666
Share-based compensation	3,500		3,918
Post-emergence bankruptcy-related professional fees	706		506
Self-insurance reserve adjustment	(4,606)		(8,343)

Adjusted EBITDA	$41,332		44,255

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data

	53 weeks ended June 30, 2010		52 weeks ended June 24, 2009
	Amount	%	Amount	%
Net sales	$7,247,804	100.0	$7,366,965	100.0
Cost of sales, including warehouse and delivery expenses	5,181,512	71.5	5,268,549	71.5

Gross profit on sales	2,066,292	28.5	2,098,416	28.5
Other operating and administrative expenses	2,031,367	28.0	2,034,623	27.6
Gain on insurance settlement	—	—	(22,430)	(0.3)
Impairment charges	5,684	0.1	5,536	0.1

Operating income	29,241	0.4	80,687	1.1
Interest expense, net	4,650	0.1	4,978	0.1

Income before income taxes	24,591	0.3	75,709	1.0
Income tax (benefit) expense	(4,306)	(0.1)	35,920	0.5

Net income	$28,897	0.4	$39,789	0.5

Basic earnings per share	$0.53		0.73

Diluted earnings per share	$0.52		0.73

Weighted average common shares outstanding—basic	54,911		54,347

Weighted average common shares outstanding—diluted	55,196		54,583

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income	$28,897		39,789
Adjustments to reconcile net income to EBITDA:
Income tax (benefit) expense	(4,306)		35,920
Depreciation and amortization	103,554		99,566
Favorable and unfavorable lease amortization, net	887		3,211
Interest expense, net	4,650		4,978

EBITDA	133,682		183,464

Adjustments to reconcile EBITDA to Adjusted EBITDA
Impairment charges	5,684		5,536
Share-based compensation	16,984		15,469
Post-emergence bankruptcy-related professional fees	2,372		2,294
VISA / MasterCard Settlement	(1,788)		(2,563)
Gain on insurance settlement	—		(22,430)
Self-insurance reserve adjustment	(12,327)		(17,528)

Adjusted EBITDA	$144,607		164,242

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value

	June 30, 2010	June 24, 2009
ASSETS
Current assets:
Cash and cash equivalents	$152,327	182,823
Trade and other receivables, less allowance for doubtful receivables of $3,730 ($3,946 at June 24, 2009)	63,356	73,466
Merchandise inventories, less LIFO reserve of $38,268 ($39,252 at June 24, 2009)	658,040	665,481
Prepaid expenses and other current assets	28,096	32,571

Total current assets	901,819	954,341

Property, plant and equipment, net	680,936	590,595
Intangible assets, net	211,281	226,849
Deferred tax assets, non-current	40,697	37,987
Other assets, net	3,334	5,277

Total assets	$1,838,067	1,815,049

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$9,397	10,888
Accounts payable	345,955	333,471
Reserve for self-insurance liabilities	73,661	71,744
Accrued wages and salaries	65,417	80,796
Deferred tax liabilities	48,667	45,792
Accrued expenses	118,094	116,514

Total current liabilities	661,191	659,205

Reserve for self-insurance liabilities	109,240	117,396
Unfavorable leases	99,049	110,936
Obligations under capital leases	20,075	24,378
Other liabilities	24,775	24,036

Total liabilities	914,330	935,951

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 55,187,440 shares issued; 55,074,833 outstanding at June 30, 2010 and 54,582,067 shares issued; 54,483,540 outstanding at June 24, 2009.	55	54
Additional paid-in-capital	808,694	791,567
Retained earnings	109,963	81,066
Accumulated other comprehensive income	5,025	6,411

Total shareholders’ equity	923,737	879,098

Total liabilities and shareholders’ equity	$1,838,067	1,815,049

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands

	53 weeks ended June 30, 2010	52 weeks ended June 24, 2009
Cash flows from operating activities:
Net income	$28,897	39,789
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,554	99,566
Deferred income taxes	165	35,920
Share-based compensation	16,984	15,469
Gain on insurance settlement	—	(22,430)
Other, net	8,043	10,324
Change in operating assets and liabilities:
Trade, insurance and other receivables	10,068	26,379
Merchandise inventories	7,441	(16,459)
Prepaid expenses and other current assets	4,474	9,528
Accounts payable	(1,368)	6,695
Reserve for self-insurance liabilities	(6,239)	(5,225)

Net cash provided by operating activities	172,019	199,556

Cash flows from investing activities:
Purchases of long-lived assets	(189,062)	(223,271)
Decrease in other assets, net	115	8,085
Sales of assets	1,203	1,316
Proceeds from insurance	—	17,601

Net cash used in investing activities	(187,744)	(196,269)

Cash flows from financing activities:
Gross borrowings on credit facilities	9,090	12,777
Gross payments on credit facilities	(9,090)	(12,835)
Decrease in book overdrafts	(3,522)	(12,623)
Principal payments on capital leases	(11,393)	(9,097)
Other, net	144	39

Net cash used in financing activities	(14,771)	(21,739)

Decrease in cash and cash equivalents	(30,496)	(18,452)
Cash and cash equivalents at beginning of year	182,823	201,275

Cash and cash equivalents at end of year	$152,327	182,823

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):

Dollar amounts in millions except per share data	Fiscal 2011 Guidance
	Low-End	High-End
Net income / earnings (loss)	$(73)	(43)
Adjustments to reconcile net income/earnings (loss) to EBITDA:
Income taxes	—	—
Depreciation and amortization	120	120
Interest expense, net	6	6

EBITDA	53	83

Adjustments to reconcile EBITDA to Adjusted EBITDA
Discontinued operations	33	33
Share-based compensation	13	13
Post-emergence bankruptcy-related professional fees	1	1

Adjusted EBITDA	$100	130